Consent of Independent Registered Public Accounting Firm.

We consent to the use of our report dated June 3, 2013, on the financial statements of Boxceipts.com, Inc. as of September 30, 2012 and 2011, and the related statements of operations, stockholders’ deficit and cash flows for the years ended September 30, 2012 and 2011 and from October 25, 2010 (inception ) to September 30, 2012, included herein on the registration statement of Boxceipts.com, Inc. on Form S-1 (and Amendment No. 1 to S-1), and to the reference to our firm under the heading “Experts” in the prospectus.

Berman & Company, P.A.

/s/ Berman & Company, P.A.

Boca Raton, Florida

October 28, 2013